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                                                                       EXHIBIT 5

The Board of Directors                                         November 13, 2001
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

Re:  FORM S-3 REGISTRATION STATEMENT
     1 1/4% CONVERTIBLE DEBENTURES

Ladies and Gentlemen:

I am the General Counsel of Baxter International Inc., a Delaware corporation ("Baxter"), and in that capacity, I am familiar with the Form S-3 Resale Registration Statement of Baxter the "Registration Statement"), relating to the proposed sale from time to time by certain securityholders of (i) up to $800,000,000 aggregate principal amount of its 1 1/4% Convertible Debentures due 2021 (the "Debentures") and (ii) an indeterminate number of shares of Baxter's Common Stock, $1 par value, potentially issuable upon conversion of the Debentures. The Debentures are initially convertible into 15.3411 shares of Common Stock per $1,000 principal amount (subject to adjustments under specified circumstances). Thus, initially, the number of shares of Common Stock potentially issuable upon a conversion of the Debentures is 12,272,894 (the "Stock").

In order to render the opinions set forth below, I have examined, among other things, a copy of the Articles of Incorporation and Bylaws of Baxter, the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Debentures and the Stock, a copy of the Indenture dated May 21, 2001 (the "Indenture") between Baxter and Bank One Trust Company, N.A., as Trustee, and the forms of certain other agreements entered into by Baxter, and I have performed such other investigations as I have considered appropriate as the basis for the opinions expressed herein. Capitalized terms used by not defined herein are used as defined in the Registration Statement.
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The Board of Directors
November 13, 2001
Page 2

Based on the foregoing, I am of the opinion that:

     (i) Baxter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (ii) The Debentures have been validly issued and are the legally binding obligations of Baxter, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights and subject to general equitable principles.

     (iii) The issuance of the Stock to be issued by Baxter upon any conversion of the Debentures has been duly authorized, and upon the issuance and delivery thereof as set forth in the terms of the Debentures, the Stock will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Validity of Securities" in the Prospectus constituting part of the Registration Statement, and to the filing of this opinion as an exhibit thereto. In so doing, I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Sincerely,


Thomas J. Sabatino, Jr.